Exhibit 99.1

Investor Relations

News from Aon

Aon Reports Third Quarter 2010 Results

Third Quarter Highlights

•                  Total revenue was $1.8 billion with organic revenue similar to the prior year quarter

•                  EPS from continuing operations increased 28% to $0.51 and adjusted EPS from continuing operations, excluding certain items, decreased 6% to $0.61

•                  Brokerage revenue was $1.5 billion with a decline in organic revenue of 1%

•                  Brokerage operating margin was 17.4% and the adjusted operating margin, excluding certain items, decreased 10 basis points to 17.9%

•                  Consulting revenue was $321 million with an increase in organic revenue of 4%

•                  Consulting operating margin was 16.8% and the adjusted operating margin, excluding certain items, increased 150 basis points to 17.1%

•                  Subsequent to close of the quarter, completed the merger of Hewitt Associates, Inc. with Aon Consulting, creating a global leader in HR solutions

CHICAGO, IL — October 29, 2010 - Aon Corporation (NYSE: AON) today reported results for the third quarter ended September 30, 2010.

Net income attributable to Aon stockholders was $144 million or $0.51 per share, compared to $120 million or $0.41 per share for the prior year quarter.  Net income attributable to Aon stockholders from continuing operations increased 23% to $144 million or $0.51 per share, compared to $117 million or $0.40 per share for the prior year quarter.  Net income per share attributable to Aon stockholders from continuing operations, excluding certain items, decreased 6% to $0.61 compared to $0.65 for the prior year quarter.  Certain items that impacted third quarter results and comparisons with the prior year quarter are detailed in the reconciliation of non-GAAP measures on page 12 of this press release.

“Our third quarter results reflect solid operational performance against a challenging global economy.  We delivered four percent organic revenue growth and a 150 basis point increase in margin in our Consulting segment and continued to improve the run-rate of organic revenue in our retail Brokerage business,” said Greg Case, president and chief executive officer.  “Our GRIP platform, Aon Broking initiatives and benefits related to the restructuring programs are expected to deliver long-term growth and significant margin improvement in our Brokerage segment.  We also are excited about the recently completed merger of Hewitt with Aon Consulting, which substantially strengthens our position as the preeminent global professional services firm focused on risk and people.  Aon Hewitt’s senior leadership team is fully in place, the integration is well underway and support from clients around the globe has been exceptional.”

THIRD QUARTER FINANCIAL SUMMARY

Total revenue was similar to the prior year quarter at $1.8 billion due to a 2% increase from acquisitions, primarily Allied North America, net of dispositions, offset by a 1% decrease from foreign currency translation and a 6% decline in fiduciary investment income.

Total operating expenses decreased 4% or $62 million to $1.5 billion due primarily to a $91 million decrease in restructuring related expenses, benefits related to the 2007 and Aon Benfield restructuring programs and an estimated $30 million favorable impact from foreign currency translation, partially offset by the inclusion of operating expenses related to recent acquisitions and $19 million of costs associated with the merger of Hewitt with Aon Consulting.

Restructuring expenses were $8 million in the third quarter compared to $99 million in the prior year quarter.  Including the third quarter expenses, the Company has now incurred 100% of the $749 million of total costs necessary to deliver the remaining savings under the 2007 restructuring program and 84% of the $155 million of total costs necessary to deliver the remaining savings under the Aon Benfield restructuring program.  An analysis of restructuring-related expenses by segment and type are detailed on page 13 of this release.

Restructuring savings in the third quarter related to the 2007 restructuring program are estimated at $125 million compared to $68 million in the prior year quarter.  Of the estimated restructuring savings in the third quarter, $105 million were related to the Brokerage segment primarily from workforce reductions.  Before any potential reinvestment of savings, the 2007 restructuring program is expected to deliver $536 million of annualized run-rate cost savings by the end of 2010.

Restructuring savings in the third quarter related to the Aon Benfield restructuring program are estimated at $27 million compared to $14 million in the prior year quarter.  Before any potential reinvestment of savings, the Benfield restructuring program is expected to deliver cumulative cost savings of $122 million in 2011.

Currency fluctuations in the third quarter favorably impacted adjusted net income from continuing operations by $0.02 per diluted share when the Company translates prior year quarter results at current quarter foreign exchange rates.

Effective tax rate on net income from continuing operations increased to 29.4% in the third quarter compared to 26.7% in the prior year quarter due primarily to certain deferred tax adjustments.  The underlying tax rate on continuing operations is estimated to be approximately 30% for the fourth quarter 2010 including the impact of the Hewitt merger.

Average diluted shares outstanding decreased to 282.2 million in the third quarter compared to 292.1 million in the prior year quarter due primarily to the Company’s share repurchase program.  The company has approximately $165 million remaining under the share repurchase program previously authorized in 2005 and $2 billion under the share repurchase program previously authorized in 2010.

THIRD QUARTER SEGMENT REVIEW

Certain noteworthy items impacted operating income and operating margins in the third quarter of 2010 and 2009.  The third quarter segment reviews provided below include supplemental information related to organic revenue, adjusted operating income and operating margin which is described in detail on the “Reconciliation of Non-GAAP Measures - Organic Revenue” on page 11 and “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share” on page 12 of this press release.

RISK AND INSURANCE BROKERAGE SERVICES

					Less:
(millions)	Third Quarter Ended			Less:	Acquisitions,
Commissions,	Sep 30,	Sep 30,	%	Currency	Divestitures,	Organic
Fees and Other	2010	2009	Change	Impact	Other	Revenue
Retail	$1,108	$1,090	2%	(1)%	3%	—%
Reinsurance	361	379	(5)	(2)	1	(4)
Subtotal	$1,469	$1,469	—%	(1)	2	(1)
Investment Income	15	16	(6)%
Total Revenue	$1,484	$1,485	—%

Risk and Insurance Brokerage Services total revenue was similar to the prior year quarter at $1.5 billion due to a 2% increase from acquisitions, primarily Allied North America, net of dispositions, offset by a 1% unfavorable impact from foreign currency translation and a 1% organic decline in commissions and fees.

Retail organic revenue was similar to the prior year quarter.  By geographic region in Retail, the Americas organic revenue increased 1% due to strong growth in Latin America and benefits related to the Global Risk Insight Platform (GRIP), partially offset by continued weakness in construction and the impact of soft pricing on the renewal book portfolio in U.S. Retail.  U.K. organic revenue decreased 8% due primarily to weak economic conditions and soft pricing.  EMEA organic revenue increased 4% due to modest growth in Continental Europe and strong growth in emerging markets.  APAC organic revenue increased 2% reflecting strong growth in New Zealand and China, partially offset by weak economic conditions in Thailand.  Reinsurance organic revenue decreased 4% due primarily to soft pricing globally in treaty placements.

	Third Quarter Ended
	Sep 30,	Sep 30,	%
(millions)	2010	2009	Change
Revenue	$1,484	$1,485	—%
Expenses
Compensation and benefits	846	909	(7)
Other expenses	380	394	(4)
Total operating expenses	1,226	1,303	(6)

Operating income	$258	$182	42%
Operating margin	17.4%	12.3%

Operating income - adjusted	$266	$268	(1)%
Operating margin - adjusted	17.9%	18.0%

Compensation and benefits for the third quarter decreased 7% or $63 million compared to the prior year quarter due primarily to a $40 million decrease in restructuring related costs, a $20 million favorable impact from foreign currency translation and benefits related to the restructuring programs, partially offset by the inclusion of operating expenses related to recent acquisitions.  Other expenses for the third quarter decreased 4% or $14 million from the prior year quarter due primarily to a $36 million decrease in restructuring related costs, benefits related to the restructuring programs and a $7 million favorable impact from foreign currency translation, partially offset by the inclusion of operating expenses related to recent acquisitions and expenses related to the launch of the Manchester United global partnership.

Third quarter operating income increased 42% to $258 million.  Adjusting for certain items detailed on page 12 of this press release, operating income decreased 1% or $2 million to $266 million and operating margin decreased 10 basis points to 17.9% compared to the prior year quarter due primarily to a modest decline in organic revenue, the inclusion of results related to recent acquisitions and expenses related to the launch of the Manchester United partnership, primarily offset by benefits of the restructuring programs.

CONSULTING

					Less:
(millions)	Third Quarter Ended			Less:	Acquisitions,
Commissions,	Sep 30,	Sep 30,	%	Currency	Divestitures,	Organic
Fees and Other	2010	2009	Change	Impact	Other	Revenue
Services	$268	$262	2%	(2)%	3%	1%
Outsourcing	53	46	15	(1)	(3)	19
Subtotal	$321	$308	4%	(2)%	2%	4%
Investment Income	—	—	N/A
Total Revenue	$321	$308	4%

Consulting total revenue increased 4% to $321 million compared to the prior year quarter due primarily to a 4% organic increase in commissions and fees, 2% increase from acquisitions, primarily J.P. Morgan Compensation and Benefits Strategies, net of dispositions, partially offset by a 2% unfavorable impact from foreign currency translation. Organic revenue in Consulting Services increased 1% primarily reflecting solid growth in global compensation consulting and international health and benefits brokerage, partially offset by the impact of weak economic conditions on retirement consulting.  Organic revenue in Outsourcing increased 19% due to growth from new business in the U.S. and U.K in benefits outsourcing.

	Third Quarter Ended
	Sep 30,	Sep 30,	%
(millions)	2010	2009	Change
Revenue	$321	$308	4%
Expenses
Compensation and benefits	189	198	(5)
Other expenses	78	77	1
Total operating expenses	267	275	(3)

Operating income	$54	$33	64%
Operating margin	16.8%	10.7%

Operating income - adjusted	$55	$48	15%
Operating margin - adjusted	17.1%	15.6%

Compensation and benefits for the third quarter decreased 5% or $9 million from the prior year quarter due primarily to a $10 million decrease in restructuring related costs and benefits related to the restructuring programs, partially offset by a $3 million increase from the inclusion of operating expenses related to recent acquisitions.  Other expenses increased 1% or $1 million from the prior year quarter including a $4 million increase from the inclusion of operating expenses related to recent acquisitions, partially offset by a $5 million decrease in restructuring related costs.

Third quarter operating income increased 64% to $54 million.  Adjusting for certain items detailed on page 12 of this press release, operating income increased 15% or $7 million to $55 million and operating margin increased 150 basis points to 17.1% versus the prior year quarter due primarily to growth in organic revenue and benefits related to the 2007 restructuring program.

INCOME FROM CONTINUING OPERATIONS

	Third Quarter Ended
	Sep 30,	Sep 30,	%
(millions)	2010	2009	Change
Risk and Insurance Brokerage Services	$258	$182	42%
Consulting	54	33	64
Unallocated revenue	—	9	(100)
Unallocated expenses	(49)	(30)	63
Operating income from continuing operations before tax	$263	$194	36%
Interest income	4	3	33
Interest expense	(50)	(32)	56
Other (expense) income	(9)	13	N/A
Income from continuing operations before tax	$208	$178	17%

Unallocated revenue declined $9 million compared to the prior year quarter.  The prior year quarter reflected revenue related to the Company’s equity ownership in certain insurance investment funds acquired with Benfield.  Unallocated expenses increased $19 million to $49 million due primarily to $18 million of costs related to the merger of Hewitt with Aon Consulting.  Interest expense increased $18 million to $50 million due primarily to the inclusion of $14 million of non-recurring financing costs related to the merger of Hewitt with Aon Consulting.  Other expense was $9 million in the third quarter compared to income of $13 million in the prior year quarter.  The third quarter includes the loss on sale of a business.  The prior year quarter primarily included gains from investments and the sales of certain businesses.

Conference Call and Webcast Details

The Company will host a conference call on Friday, October 29, 2010 at 7:30 a.m. central time.  Interested parties can listen to the conference call via a live audio webcast at www.aon.com.

About Aon

Aon Corporation (NYSE: AON) is the leading global provider of risk management services, insurance and reinsurance brokerage, and human capital consulting. Through its more than 59,000 colleagues worldwide, Aon delivers distinctive client value via innovative and effective risk management and workforce productivity solutions. Aon’s industry-leading global resources and technical expertise are delivered locally through more than 500 offices in more than 120 countries. Named the world’s best broker by Euromoney magazine’s 2008, 2009 and 2010

Insurance Survey, Aon also ranked highest on Business Insurance’s listing of the world’s insurance brokers based on commercial retail, wholesale, reinsurance and personal lines brokerage revenues in 2008 and 2009. A.M. Best deemed Aon the number one insurance broker based on brokerage revenues in 2007, 2008 and 2009, and Aon was voted best insurance intermediary, best reinsurance intermediary and best employee benefits consulting firm in 2007, 2008 and 2009 by the readers of Business Insurance. Visit http://www.aon.com for more information on Aon and http://www.aon.com/unitedin2010 to learn about Aon’s global partnership and shirt sponsorship with Manchester United.

Safe Harbor Statement

This communication contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the possibility that the expected efficiencies and cost savings from the merger with Hewitt will not be realized, or will not be realized within the expected time period; the risk that the Aon and Hewitt businesses will not be integrated successfully; disruption from the merger with Hewitt making it more difficult to maintain business and operational relationships; general economic conditions in different countries in which Aon and Hewitt do business around the world; changes in global equity and fixed income markets that could affect the return on invested assets; fluctuations in exchange and interest rates that could influence revenue and expense; rating agency actions that could affect Aon’s ability to borrow funds; funding of Aon’s various pension plans; changes in the competitive environment; changes in commercial property and casualty markets and commercial premium rates that could impact revenues; the outcome of inquiries from regulators and investigations related to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws; the impact of investigations brought by U.S. state attorneys general, U.S. state insurance regulators, U.S. federal prosecutors, U.S. federal regulators, and regulatory authorities in the U.K. and other countries; the impact of class actions and individual lawsuits including client class actions, securities class actions, derivative actions and ERISA class actions; the cost of resolution of other contingent liabilities and loss contingencies, including potential liabilities arising from error and omissions claims against Aon or Hewitt; the extent to which Aon and Hewitt retain existing clients and attract new businesses; the extent to which Aon and Hewitt manage certain risks created in connection with the various services, including fiduciary and advisory services, among others, that Aon and Hewitt currently provide, or will provide in the future, to clients; the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which Aon and Hewitt operate, particularly given the global scope of Aon’s and Hewitt’s businesses and the possibility of conflicting regulatory requirements across jurisdictions in which Aon and Hewitt do business; and the ability to realize the anticipated benefits to Aon of the Benfield merger. Further information concerning Aon, Hewitt, and their business, including factors that potentially could materially affect Aon’s and Hewitt’s financial results, is contained in Aon’s and Hewitt’s filings with the SEC. See Aon’s and Hewitt’s Annual Reports on Form 10-K and Annual Reports to Stockholders for the fiscal years ended December 31, 2009 and September 30, 2009, respectively, and other public filings with the SEC for a further discussion of these and other risks and uncertainties applicable to our businesses. Neither Aon nor Hewitt undertakes, and each of them expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in their respective expectations, except as required by law.

Explanation of Non-GAAP Measures

This communication includes supplemental information related to organic revenue and several additional measures including expenses, margins and income per share, that exclude the effects of restructuring charges, transaction and integration costs and certain other noteworthy items that affected results for the comparable periods.  Organic revenue excludes from reported revenues the impact of foreign exchange, acquisitions, divestitures, transfers between business units, reimbursable expenses and unusual items.  The impact of foreign exchange is determined by translating last year’s revenue, expense or net income at this year’s foreign exchange rates.  Reconciliations are provided in the attached schedules.  Supplemental organic revenue information and additional measures that exclude the effects of the restructuring charges and certain other items do not affect net income or any other GAAP reported amounts.  Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors.  They should be viewed in addition to, not in lieu of, the Company’s Consolidated Statements of Income.  Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

#

Investor Contact:	Media Contact:
Scott Malchow	David Prosperi
Vice President, Investor Relations	Vice President, Global Public Relations
312-381-3983	312-381-2485

Aon Corporation

Consolidated Statements of Income (Unaudited)

	Third Quarter Ended			Nine Months Ended
(millions except per share data)	Sept. 30, 2010	Sept. 30, 2009	Percent Change	Sept. 30, 2010	Sept. 30, 2009	Percent Change
Revenue
Commissions, fees and other	$1,786	$1,778	—%	$5,560	$5,462	2%
Fiduciary investment income	15	16	(6)	43	60	(28)
Total revenue	1,801	1,794	—	5,603	5,522	1

Expenses
Compensation and benefits	1,050	1,119	(6)	3,382	3,267	4
Other general expenses	488	481	1	1,417	1,475	(4)
Total operating expenses	1,538	1,600	(4)	4,799	4,742	1
Operating income	263	194	36	804	780	3

Interest income	4	3	33	9	10	(10)
Interest expense	(50)	(32)	56	(117)	(87)	34
Other (expense) income	(9)	13	N/A	3	28	(89)
Income from continuing operations before income taxes	208	178	17	699	731	(4)
Income taxes (1)	61	47	30	182	212	(14)
Income from continuing operations	147	131	12	517	519	—

Income (loss) from discontinued operations before income taxes	1	—	N/A	(38)	93	N/A
Income taxes (2)	1	(3)	N/A	(12)	38	N/A
Income (loss) from discontinued operations	—	3	(100)	(26)	55	N/A

Net income	147	134	10	491	574	(14)
Less: Net income attributable to the noncontrolling interests	3	14	(79)	16	25	(36)
Net income attributable to Aon stockholders	$144	$120	20%	$475	$549	(13)%

Net income (loss) attributable to Aon stockholders:
Income from continuing operations	$144	$117	23%	$501	$494	1%
Income (loss) from discontinued operations	—	3	(100)	(26)	55	N/A
Net income	$144	$120	20%	$475	$549	(13)%
Basic net income (loss) per share attributable to Aon stockholders:
Income from continuing operations	$0.52	$0.41	27%	$1.80	$1.74	3%
Income (loss) from discontinued operations	—	0.01	(100)	(0.09)	0.19	N/A
Net income	$0.52	$0.42	24%	$1.71	$1.93	(11)%

Diluted net income (loss) per share attributable to Aon stockholders:
Income from continuing operations	$0.51	$0.40	28%	$1.78	$1.69	5%
Income (loss) from discontinued operations	—	0.01	(100)	(0.10)	0.19	N/A
Net income	$0.51	$0.41	24%	$1.68	$1.88	(10)%

Weighted average common shares outstanding - diluted	282.2	292.1	(3)%	281.9	292.2	(4)%

(1)         Tax rate for continuing operations is 29.4% and 26.7% for the third quarters ended September 30, 2010 and 2009, respectively, and 26.1% and 29.1% for the nine months ended September 30, 2010 and 2009, respectively.

(2)         Tax rate for discontinued operations is 35.0% and not meaningful for the third quarters ended September 30, 2010 and 2009, respectively, and 32.9% and 40.9% for the nine months ended September 30, 2010 and 2009, respectively.

Aon Corporation

Revenue from Continuing Operations (Unaudited)

	Third Quarter Ended				Nine Months Ended
(millions)	Sept. 30, 2010	Sept. 30, 2009	Percent Change	Organic Revenue (1)	Sept. 30, 2010	Sept. 30, 2009	Percent Change	Organic Revenue (1)
Commissions, Fees and Other
Risk and Insurance Brokerage Services	$1,469	$1,469	—%	(1)%	$4,616	$4,546	2%	(2)%
Consulting	321	308	4	4	959	916	5	1
Total Operating Segments	$1,790	$1,777	1%	—%	$5,575	$5,462	2%	(1)%

Fiduciary Investment Income
Risk and Insurance Brokerage Services	$15	$16	(6)%		$42	$59	(29)%
Consulting	—	—	—		1	1	—
Total Operating Segments	$15	$16	(6)%		$43	$60	(28)%

Total Revenue
Risk and Insurance Brokerage Services	$1,484	$1,485	—%		$4,658	$4,605	1%
Consulting	321	308	4		960	917	5
Unallocated	—	9	(100)		—	20	(100)
Intersegment	(4)	(8)	(50)		(15)	(20)	(25)
Total	$1,801	$1,794	—%		$5,603	$5,522	1%

(1)          Organic revenue excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items.  Change in organic revenue, a non-GAAP measure, is reconciled to the corresponding U.S. GAAP percent change in revenue on page 11 of this release.

Aon Corporation

Segments (Unaudited)

Risk and Insurance Brokerage Services

	Third Quarter Ended			Nine Months Ended
(millions)	Sept. 30, 2010	Sept. 30, 2009	Percent Change	Sept. 30, 2010	Sept. 30, 2009	Percent Change
Revenue
Commissions, fees and other	$1,469	$1,469	—%	$4,616	$4,546	2%
Fiduciary investment income	15	16	(6)	42	59	(29)
Total revenue	1,484	1,485	—	4,658	4,605	1

Expenses
Compensation and benefits	846	909	(7)	2,706	2,678	1
Other general expenses	380	394	(4)	1,132	1,221	(7)
Total operating expenses	1,226	1,303	(6)	3,838	3,899	(2)

Operating income	$258	$182	42%	$820	$706	16%

Operating margin	17.4%	12.3%		17.6%	15.3%

Consulting

	Third Quarter Ended			Nine Months Ended
(millions)	Sept. 30, 2010	Sept. 30, 2009	Percent Change	Sept. 30, 2010	Sept. 30, 2009	Percent Change
Revenue
Commissions, fees and other	$321	$308	4%	$959	$916	5%
Fiduciary investment income	—	—	—	1	1	—
Total revenue	321	308	4	960	917	5

Expenses
Compensation and benefits	189	198	(5)	579	544	6
Other general expenses	78	77	1	233	229	2
Total operating expenses	267	275	(3)	812	773	5

Operating income	$54	$33	64%	$148	$144	3%

Operating margin	16.8%	10.7%		15.4%	15.7%

Total Operating Income

	Third Quarter Ended			Nine Months Ended
(millions)	Sept. 30, 2010	Sept. 30, 2009	Percent Change	Sept. 30, 2010	Sept. 30, 2009	Percent Change
Risk and Insurance Brokerage Services	$258	$182	42%	$820	$706	16%
Consulting	54	33	64	148	144	3
Unallocated revenue	—	9	(100)	—	20	(100)
Unallocated expenses	(49)	(30)	63	(164)	(90)	82
Total operating income	$263	$194	36%	$804	$780	3%

Total operating margin	14.6%	10.8%		14.3%	14.1%

Aon Corporation

Reconciliation of Non-GAAP Measures - Organic Revenue (Unaudited)

	Third Quarter Ended
(millions)	Sept. 30, 2010	Sept. 30, 2009	Percent Change	Less: Currency Impact (1)	Less: Acquisitions, Divestitures & Other	Organic Revenue (2)
Commissions, Fees and Other
Risk and Insurance Brokerage Services Segment:
Retail brokerage
Americas	$574	$541	6%	1%	4%	1%
United Kingdom	148	167	(11)	(3)	—	(8)
Europe, Middle East & Africa	265	271	(2)	(8)	2	4
Asia Pacific	121	111	9	7	—	2
Total Retail brokerage	1,108	1,090	2	(1)	3	—
Reinsurance brokerage	361	379	(5)	(2)	1	(4)
Total Risk and Insurance Brokerage Services	1,469	1,469	—	(1)	2	(1)
Consulting Segment:
Consulting services	268	262	2	(2)	3	1
Outsourcing	53	46	15	(1)	(3)	19
Total Consulting	321	308	4	(2)	2	4
Total Operating Segments	$1,790	$1,777	1%	(1)%	2%	—%

	Nine Months Ended
(millions)	Sept. 30, 2010	Sept. 30, 2009	Percent Change	Less: Currency Impact (1)	Less: Acquisitions, Divestitures & Other	Organic Revenue (2)
Commissions, Fees and Other
Risk and Insurance Brokerage Services Segment:
Retail brokerage
Americas	$1,677	$1,592	5%	2%	4%	(1)%
United Kingdom	436	464	(6)	—	—	(6)
Europe, Middle East & Africa	1,033	1,026	1	—	2	(1)
Asia Pacific	362	318	14	12	—	2
Total Retail Brokerage	3,508	3,400	3	2	2	(1)
Reinsurance brokerage	1,108	1,146	(3)	1	—	(4)
Total Risk and Insurance Brokerage Services	4,616	4,546	2	2	2	(2)
Consulting Segment:
Consulting services	808	776	4	2	1	1
Outsourcing	151	140	8	2	2	4
Total Consulting	959	916	5	2	2	1
Total Operating Segments	$5,575	$5,462	2%	2%	1%	(1)%

(1)          Currency impact is determined by translating last year’s revenue at this year’s foreign exchange rates.

(2)          Organic revenue excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items.

Aon Corporation

Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share (Unaudited) (1)

	Third Quarter Ended September 30, 2010				Nine Months Ended September 30, 2010
(millions)	Risk and Insurance Brokerage Services	Consulting	Unallocated Income & Expense	Total	Risk and Insurance Brokerage Services	Consulting	Unallocated Income & Expense	Total
Revenue	$1,484	$321	$(4)	$1,801	$4,658	$960	$(15)	$5,603

Operating income (loss) - as reported	$258	$54	$(49)	$263	$820	$148	$(164)	$804
Restructuring charges	8	—	—	8	106	9	—	115
Pension adjustment	—	—	—	—	—	—	49	49
Hewitt related costs	—	1	18	19	—	1	18	19
Operating income (loss) - as adjusted	$266	$55	$(31)	$290	$926	$158	$(97)	$987

Operating margins - as adjusted	17.9%	17.1%	N/A	16.1%	19.9%	16.5%	N/A	17.6%

	Third Quarter Ended September 30, 2009				Nine Months Ended September 30, 2009
(millions)	Risk and Insurance Brokerage Services	Consulting	Unallocated Income & Expense	Total	Risk and Insurance Brokerage Services	Consulting	Unallocated Income & Expense	Total
Revenue	$1,485	$308	$1	$1,794	$4,605	$917	$—	$5,522

Operating income (loss) - as reported	$182	$33	$(21)	$194	$706	$144	$(70)	$780
Restructuring charges	84	15	—	99	216	21	—	237
Pension curtailment	—	—	—	—	(54)	(20)	(4)	(78)
Benfield integration costs	1	—	—	1	13	—	—	13
Anti-bribery and compliance initiatives	1	—	—	1	3	—	—	3
Operating income (loss) - as adjusted	$268	$48	$(21)	$295	$884	$145	$(74)	$955

Operating margins - as adjusted	18.0%	15.6%	N/A	16.4%	19.2%	15.8%	N/A	17.3%

			Third Quarter Ended		Nine Months Ended
			September 30,		September 30,
(millions except per share data)			2010	2009	2010	2009
Operating income - as adjusted			$290	$295	$987	$955
Interest income			4	3	9	10

Interest expense - as reported			(50)	(32)	(117)	(87)
Hewitt related costs			14	—	14	—
Interest expense - as adjusted			(36)	(32)	(103)	(87)

Other (expense) income			(9)	13	3	28
Income from continuing operations before income taxes - as adjusted			249	279	896	906
Income taxes (2)			73	75	242	251
Income from continuing operations - as adjusted			176	204	654	655
Less: Net income attributable to noncontrolling interests			3	14	16	25
Income from continuing operations attributable to Aon stockholders - as adjusted			$173	$190	$638	$630

Diluted earnings per share from continuing operations - as adjusted			$0.61	$0.65	$2.26	$2.16

Weighted average common shares outstanding - diluted			282.2	292.1	281.9	292.2

(1)          Certain noteworthy items impacting operating income in 2010 and 2009 are described in this schedule.  The items shown with the caption “as adjusted” are non-GAAP measures.

(2)          The effective tax rate for continuing operations is 29.4% and 26.7% for the third quarters ended September 30, 2010 and 2009, respectively, and 26.1% and 29.1% for the nine months ended September 30, 2010 and 2009, respectively (U.S. GAAP).  Reconciling items are generally taxed at the effective tax rate.  However, the nine months 2010 U.S. GAAP effective tax rate was adjusted to 27.0%, to exclude the 40% tax rate applied to a $49 million U.S. pension expense adjustment for prior years recorded in the second quarter.  In addition, the nine months 2009 U.S. GAAP effective tax rate was adjusted to 27.7% to exclude the impact of the 40% tax rate applied to a $83 million U.S. pension curtailment gain.

Aon Corporation

Restructuring Plans (Unaudited) (1)

2007 Restructuring Plan

By Type:

	Actual
(millions)	Full Year 2007	Full Year 2008	Full Year 2009	Third Quarter 2010	Nine Months 2010	Total Cost
Workforce reduction	$17	$166	$251	$1	$74	$508
Lease consolidation	22	38	78	1	14	152
Asset impairments	4	18	15	—	2	39
Other costs associated with restructuring	3	29	13	1	5	50
Total restructuring and related expenses	$46	$251	$357	$3	$95	$749

By Segment:

Risk and Insurance Brokerage Services	$41	$234	$322	$3	$86	$683
Consulting	5	17	35	—	9	66
Total restructuring and related expenses	$46	$251	$357	$3	$95	$749

Benfield Restructuring Plan

By Type:

		Operations
(millions)	Purchase Price Allocation (2)	Full Year 2009	Third Quarter 2010	Nine Months 2010	Total to Date	Estimated Total
Workforce reduction	$32	$38	$3	$11	$81	$95
Lease consolidation	22	14	2	7	43	50
Asset impairments	—	2	—	1	3	6
Other costs associated with restructuring	1	1	—	1	3	4
Total restructuring and related expenses	$55	$55	$5	$20	$130	$155

(1)          In the Consolidated Statements of Income, workforce reductions are included in “Compensation and benefits”;  lease consolidations, asset impairments, and other costs associated with restructuring are included in “Other general expenses”.

(2)          Represents costs associated with the execution of restructuring activity identified at the acquisition date (November 30, 2008).

Aon Corporation

Condensed Consolidated Statements of Financial Position

	As of
(millions)	September 30, 2010	December 31, 2009
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$335	$217
Short-term investments	2,114	422
Receivables, net	2,086	2,052
Fiduciary assets (1)	9,545	10,835
Other current assets	532	463
Total Current Assets	14,612	13,989
Goodwill	5,976	6,078
Intangible assets, net	754	791
Fixed assets, net	468	461
Investments	301	319
Other non-current assets	1,247	1,320
Total Assets	$23,358	$22,958

LIABILITIES AND EQUITY
Current Liabilities
Fiduciary liabilities	$9,545	$10,835
Short-term debt and current portion of long-term debt	610	10
Accounts payable and accrued liabilities	1,281	1,535
Other current liabilities	383	260
Total Current Liabilities	11,819	12,640
Long-term debt	3,146	1,998
Pension and other post employment liabilities	1,673	1,889
Other non-current liabilities	876	1,000
Total Liabilities	17,514	17,527
Total Aon Stockholders’ Equity	5,792	5,379
Noncontrolling interests	52	52
Total Equity	5,844	5,431
Total Liabilities and Equity	$23,358	$22,958

(1) Includes short-term investments:  2010 - $3,793, 2009 - $3,329.

Aon Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended
(millions)	September 30, 2010	September 30, 2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$491	$574
Adjustments to reconcile net income to cash provided by operating activities:
Losses (gains) from sales of businesses, net	40	(97)
Depreciation of fixed assets	93	105
Amortization of intangible assets	86	69
Stock compensation expense	166	152
Deferred income taxes	13	81
Change in assets and liabilities:
Change in funds held on behalf of clients	466	46
Receivables, net	(40)	218
Accounts payable and accrued liabilities	(297)	(399)
Restructuring reserves	(54)	16
Current income taxes	(14)	(19)
Pension and other post employment liabilities	(95)	(362)
Other assets and liabilities	(82)	(203)
Cash Provided by Operating Activities	773	181

CASH FLOWS FROM INVESTING ACTIVITIES
Sales of long-term investments	82	21
Purchases of long-term investments	(17)	(17)
Net (purchases) sales of short-term investments - non-fiduciary	(1,692)	107
Net purchases of short-term investments - funds held on behalf of clients	(466)	(46)
Acquisition of businesses, net of cash acquired	(90)	(55)
Proceeds from sale of businesses	10	139
Capital expenditures	(115)	(86)
Cash (Used for) Provided by Investing Activities	(2,288)	63

CASH FLOWS FROM FINANCING ACTIVITIES
Purchase of treasury stock	(100)	(250)
Issuance of stock for employee benefit plans	98	142
Issuance of debt	1,805	1,092
Repayment of debt	(81)	(1,118)
Cash dividends to stockholders	(123)	(124)
Cash Provided by (Used for) Financing Activities	1,599	(258)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	34	12
Net Increase (Decrease) in Cash and Cash Equivalents	118	(2)
Cash and Cash Equivalents at Beginning of Period	217	582
Cash and Cash Equivalents at End of Period	$335	$580

Selected Financial Data for Hewitt Associates, Inc.

	Fiscal Fourth Quarter Ended
(millions)	Sept. 30, 2010	Sept. 30, 2009	Percent Change	Organic Revenue (1)
Net Revenue
Consulting	$285	$265	8%	10%
Outsourcing	503	503	—	—
Intersegment	(8)	(10)	(20)	N/A
Total Net Revenue	$780	$758	3%	3%
Total operating income	$110	$106	4%
Operating margins	14.1%	14.0%

(1)         Organic revenue excludes the impact of foreign exchange, acquisitions, divestitures, and third-party revenues.